NEWS RELEASE
May 11, 2009                                                                                           Contact: Peter D. Thompson, EVP and CFO
FOR IMMEDIATE RELEASE                                                                                                             (301) 429-4638
Washington, DC

RADIO ONE, INC. REPORTS
FIRST QUARTER RESULTS

Washington, DC: - Radio One, Inc. (NASDAQ: ROIAK and ROIA) today reported its results for the quarter ended March 31, 2009.  Net revenue was approximately $60.7 million, a decrease of 16% from the same period in 2008.  Station operating income1 was approximately $16.5 million, a decrease of 43% from the same period in 2008. The Company recorded a non-cash impairment charge against its FCC licenses of approximately $49.0 million, which lead to a net operating loss of approximately $43.3 million. Net loss was approximately $59.4 million or a loss of $0.84 per basic share, an increase in the amount of the reported net loss of approximately $18.9 million or $0.19 per basic share for the same period in 2008.

Alfred C. Liggins, III, Radio One’s CEO and President stated, “On top of Q1 seasonally being the smallest of the year, the continuing poor economic climate continued to weaken the demand for advertising in general. Our radio revenue performance mirrored that of the markets we operate in, down 24%. Our radio automobile business dropped by 57% compared to last year, and, we experienced declines in both inventory pricing and sellout rates. We continued with our cost cutting initiatives, and leveraged new and alternative revenue sources fueled by the radio industry’s growth in digital and online dollars. Though business continues to book extremely late, pacings indicate Q2 revenues will experience declines similar to those in Q1. We will proactively continue to focus on radio share growth, internet sales, further cost cuts and our balance sheet.”

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PAGE 2 - RADIO ONE, INC. REPORTS FIRST QUARTER RESULTS

RESULTS OF OPERATIONS

	Three Months Ended March 31,
	2009	2008
		(as adjusted)[2]
STATEMENT OF OPERATIONS	(unaudited)
	(in thousands, except share data)

NET REVENUE	$60,671	$72,498
OPERATING EXPENSES
Programming and technical	20,586	19,032
Selling, general and administrative	23,574	24,477
Corporate selling, general and administrative	5,133	6,407
Stock-based compensation	483	328
Depreciation and amortization	5,255	3,664
Impairment of long-lived assets	48,953	-
Total operating expenses	103,984	53,908
Operating (loss) income	(43,313)	18,590
INTEREST INCOME	(18)	(201)
INTEREST EXPENSE	10,779	17,259
GAIN ON RETIREMENT OF DEBT	(1,221)	-
EQUITY IN (INCOME) LOSS OF AFFILIATED COMPANY[2]	(1,150)	2,829
OTHER (INCOME) EXPENSE, net	(50)	11
Loss before provision for income taxes, noncontrolling interest in income of subsidiaries and discontinued operations	(51,653)	(1,308)
PROVISION FOR INCOME TAXES	7,071	8,898
Net loss from continuing operations	(58,724)	(10,206)
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of tax	158	(7,821)
CONSOLIDATED NET LOSS	(58,566)	(18,027)
NONCONTROLLING INTEREST IN INCOME OF SUBSIDIARIES	871	823
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(59,437)	$(18,850)

AMOUNTS ATTRIBUTABLE TO COMMON STOCKHOLDERS:
NET LOSS FROM CONTINUING OPERATIONS	$(59,595)	$(11,029)
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of tax	158	(7,821)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(59,437)	$(18,850)

Weighted average shares outstanding - basic[3]	70,719,332	98,728,411
Weighted average shares outstanding - diluted[3]	70,719,332	98,728,411

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PAGE 3 - RADIO ONE, INC. REPORTS FIRST QUARTER RESULTS

	Three Months Ended March 31,
	2009	2008
		(as adjusted)[2]
	(unaudited)
	(in thousands, except per share data)
PER SHARE DATA - basic and diluted:

Loss from continuing operations (basic)	$(0.84)	$(0.11)
Loss from discontinued operations (basic)	$0.00	$(0.08)
Net loss attributable to common stockholders (basic)	$(0.84)	$(0.19)

Loss from continuing operations (diluted)	$(0.84)	$(0.11)
Loss from discontinued operations (diluted)	$0.00	$(0.08)
Net loss attributable to common stockholders (diluted)	$(0.84)	$(0.19)

SELECTED OTHER DATA
Station operating income [1]	$16,511	$28,989
Station operating income margin (% of net revenue)	27.2%	40.0%

Station operating income reconciliation:
Net loss attributable to common stockholders	$(59,437)	$(18,850)
Plus: Depreciation and amortization	5,255	3,664
Plus: Corporate selling, general and administrative expenses	5,133	6,407
Plus: Stock-based compensation	483	328
Plus: Equity in (income) loss of affiliated company[2]	(1,150)	2,829
Plus: Provision for income taxes	7,071	8,898
Plus: Noncontrolling interest in income of subsidiaries	871	823
Plus: Interest expense	10,779	17,259
Plus: Impairment of long-lived assets	48,953	-
Plus: Other (income) expense	(50)	11
Less: Gain on retirement of debt	(1,221)	-
Less: (Income) loss from discontinued operations, net of tax	(158)	7,821
Less: Interest income	(18)	(201)
Station operating income	$16,511	$28,989

Adjusted EBITDA[4]	$11,378	$22,582

Adjusted EBITDA reconciliation:
Net loss attributable to common stockholders	$(59,437)	$(18,850)
Plus: Depreciation and amortization	5,255	3,664
Plus: Provision for income taxes	7,071	8,898
Plus: Interest expense	10,779	17,259
Less: Interest income	(18)	(201)
EBITDA	$(36,350)	$10,770
Plus: Equity in (income) loss of affiliated company[2]	(1,150)	2,829
Plus: Noncontrolling interest in income of subsidiaries	871	823
Plus: Impairment of long-lived assets	48,953	-
Plus: Stock-based compensation	483	328
Plus: Other (income) expense	(50)	11
Less: Gain on retirement of debt	(1,221)	-
Less: (Income) loss from discontinued operations, net of tax	(158)	7,821
Adjusted EBITDA	$11,378	$22,582

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PAGE 4- RADIO ONE, INC. REPORTS FIRST QUARTER RESULTS

	March 31, 2009	December 31, 2008
	(unaudited)
	(in thousands)
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$20,302	$22,289
Intangible assets, net	$893,326	$944,969
Total assets	$1,059,563	$1,125,477
Total debt (including current portion)	$677,198	$675,362
Total liabilities	$808,960	$810,002
Total stockholders' equity	$247,752	$313,494
Noncontrolling interest in subsidiaries	$2,851	$1,981

	Current Amount Outstanding	Applicable Interest Rate (a)
	(in thousands)
SELECTED LEVERAGE AND SWAP DATA:
Senior bank term debt (swap matures 6/16/2010) (a)	$25,000	5.77%
Senior bank term debt (swap matures 6/16/2012) (a)	$25,000	5.97%
Senior bank term debt (at variable rates) (b)	$39,131	2.88%
Senior bank revolving debt (at variable rates) (b)	$286,500	2.06%
8 7/8% senior subordinated notes (fixed rate)	$101,510	8.88%
6 3/8% senior subordinated notes (fixed rate)	$200,000	6.38%
Capital lease obligation	$57	6.24%

(a)
A total of $50.0 million is subject to fixed rate swap agreements that became effective in June 2005. Under our fixed rate swap agreements, we pay a fixed rate plus a spread based on our leverage ratio, as defined in our Credit Agreement. That spread is currently set at 1.50% and is incorporated into the applicable interest rates set forth above.

(b)
Subject to rolling three month and six month LIBOR plus a spread currently at 1.50% and incorporated into the applicable interest rate set forth above.  This tranche is not covered by swap agreements described in footnote (a).

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements represent management's current expectations and are based upon information available to Radio One at the time of this release. These forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond Radio One's control, that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Important factors that could cause actual results to differ materially are described in Radio One’s reports on Form 10-K/A and other filings with the Securities and Exchange Commission.  Radio One does not undertake any duty to update any forward-looking statements.

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PAGE 5 - RADIO ONE, INC. REPORTS FIRST QUARTER RESULTS

Net revenue decreased to approximately $60.7 million for the quarter ended March 31, 2009, from approximately $72.5 million for the same period in 2008, a decrease of 16.3%. Excluding net revenues of approximately $3.3 million for Community Connect Inc. (“CCI”), the social online networking company we acquired in April 2008, net revenue declined 20.8%. The prolonged economic downturn continued to weaken the demand for advertising in general, and was the primary driver for the radio markets in which we operate declining 24.2% for the quarter. We experienced net revenue declines in all but two of our markets, with considerable declines in our larger markets, including Atlanta, Baltimore, Houston and Washington, DC. While Reach Media’s net revenue performance was flat for the quarter, we continued to experience growth in net revenues associated with our syndicated programs and internet advertising separate from that generated by CCI. Net revenue is reported net of agency and outside sales representative commissions of approximately $5.5 million and $7.9 million for the quarters ended March 31, 2009 and 2008, respectively.

Operating expenses, excluding depreciation and amortization, stock-based compensation and impairment of long-lived assets decreased to approximately $49.3 million from approximately $49.9 million for the quarters ended March 31, 2009 and 2008, respectively, a decrease of 1.2%. Approximately $4.0 million of operating expenses resulted from consolidating the operating results of CCI, which was acquired in April 2008. More than offsetting the additional operating expenses from CCI was savings from our various cost cutting initiatives, primarily reductions in salaries and bonuses, contractor and consultant spending, marketing and promotions, events spending, legal and professional and travel and entertainment. In addition, declines in net revenues drove decreased spending in commissions and national representative fees. Reductions in printing and publication costs for Giant Magazine helped offset increased spending in our radio division for syndicated shows on-air talent expenses and music royalties. Excluding CCI’s spending of approximately $4.0 million, operating expenses declined 9.2% for the three months ended March 31, 2009, compared to the same period in 2008.

Stock-based compensation increased to $483,000 from $328,000 for the quarters ended March 31, 2009 and 2008, respectively, an increase of 47.3%. Stock-based compensation consists of expenses associated with our January 1, 2006 adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment,” and expenses associated with restricted stock grants. The increase in stock-based compensation was primarily due to additional stock options and restricted stock awards associated with the March and April 2008 employment agreements for the Chief Executive Officer, the Founder and Chairperson and the Chief Financial Officer. The additional expense was offset in part due to the decline in the fair value of  options and grants, given the decline in the Company’s stock price, cancellations, forfeitures and the completion of the vesting period for certain stock option grants.

Depreciation and amortization expense increased to approximately $5.3 million compared to approximately $3.7 million for the quarters ended March 31, 2009 and 2008, respectively, an increase of 43.4%. The consolidation of CCI’s operating results accounted for approximately $1.0 million of the increase, and is attributable to amortization expense associated with certain assets acquired as part of that acquisition, mainly brand names, non-compete agreements, advertising agreements and a favorable office lease. An additional $610,000 of the increase is due to the depreciation of technical assets for our other internet businesses apart from CCI.

Impairment of long-lived assets was approximately $49.0 million for the quarter ended March 31, 2009. There was no impairment charge for the quarter ended March 31, 2008. The impairment reflects a non-cash charge recorded for the impairment of radio broadcasting licenses in 11 of our 16 markets, namely, Charlotte, Cincinnati, Cleveland, Columbus, Dallas, Houston, Indianapolis, Philadelphia, Raleigh-Durham, Richmond and St. Louis. The impairment charges are driven by the prolonged economic downturn and further deterioration in the 2009 radio industry outlook, which adversely impacted revenue, profitability and terminal values. As a result, we lowered our financial projections since our 2008 annual and year end fair value assessments, thus causing this quarter’s impairment.

Interest expense decreased to approximately $10.8 million for the quarter ended March 31, 2009, from approximately $17.3 million for the same period in 2008, a decline of 37.5%. The decrease in interest expense was due primarily to interest savings from early redemptions of the Company’s 8 7/8 Senior Subordinated Notes due July 2011, and to a lesser extent, pay downs of outstanding debt on the Company’s credit facility. Interest savings were also due to the absence of fees associated with the operation of WPRS-FM pursuant to a local marketing agreement. We purchased WPRS-FM in June 2008 for approximately $38.0 million in cash.

Gain on retirement of debt was approximately $1.2 million for the quarter ended March 31, 2009, compared to no activity for the same period in 2008. The gain on retirement of debt was due to the redemption of approximately $2.4 million of the Company’s 8 7/8% Senior Subordinated Notes during the quarter, at an average discount of 50.0%. An amount of $101.5 million remained outstanding as of March 31, 2009.

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PAGE 6- RADIO ONE, INC. REPORTS FIRST QUARTER RESULTS

Equity in income of affiliated company was approximately $1.2 million for the quarter ended March 31, 2009, compared to equity in loss of affiliated company of approximately $2.8 million for the same period in 2008. The amounts are attributable to our share of income or losses generated by TV One, LLC (“TV One”) for the quarters ended March 31, 2009 and 2008, respectively. The Company’s share of TV One’s income or losses is driven by TV One’s current capital structure and the Company’s ownership levels in the equity securities of TV One that are currently absorbing its net income or losses. An adjustment was made to equity in loss of affiliated company for the quarter ended March 31, 2008 to correct for a change in TV One’s capital structure. Pursuant to Staff Accounting Bulletin (“SAB”) 99, “Materiality” and SAB 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” we increased the previously reported equity in loss of affiliated company for the quarter ended March 31, 2008 by $544,000.

For the three months ended March 31, 2009, the provision for income taxes decreased to approximately $7.1 million from approximately $8.9 million for the same period in 2008. The tax expense for the quarter ended March 31, 2009 was less than the same period in 2008 due to a reduction in the tax expense related to indefinite-lived asset amortization and impairment charges for these assets. The deferred tax assets (“DTAs”) and related valuation allowance were impacted by additional indefinite-lived assets amortization and impairment charges recorded in the quarter. Except for DTAs in our historically profitable filing jurisdictions, a full valuation allowance was recorded in both of the periods ended March 31, 2009 and 2008, as it was determined that more likely than not, the DTAs would not be realized. As such, what would have otherwise been a benefit for income taxes for the period ended March 31, 2009, was more than offset by the valuation allowance recorded. The income tax provision recorded, including the valuation allowance, resulted in a blended effective tax rate of (13.7%) for the three months ended March 31, 2009. This rate results from the combining of an effective quarterly tax rate for Radio One, Inc. of (12.0%), which has a full valuation allowance for most of its DTAs, separate and apart from an effective rate for Reach Media of 35.2%, which does not have a valuation allowance.

Income from discontinued operations, net of tax, was $158,000 for the quarter ended March 31, 2009, compared to a loss, net of tax, of approximately $7.8 million for the same period in 2008. The income from discontinued operations, net of tax, for the three months ended March 31, 2009 resulted primarily from activities for Los Angeles station KRBV-FM, which was sold in March 2008 for approximately $137.5 million. The loss from discontinued operations, net of tax for the three months ended March 31, 2008 was also attributable to the KRBV-FM sale, and included an approximate $5.1 million impairment charge, and approximately $1.8 million in other one-time sale related expenses. Discontinued operations, net of tax, also includes a tax provision in the amount of $89,000 and $830,000 for the three months ended March 31, 2009 and 2008, respectively.

Other pertinent financial information includes capital expenditures of approximately $1.1 million and $3.2 million for the quarters ended March 31, 2009 and 2008, respectively. Radio One had total debt (net of cash balances) of approximately $656.9 million and $653.1 million as of March 31, 2009 and December 31,2008.

Throughout the quarter ended March 31, 2009, the Company redeemed approximately $2.4 million of its outstanding 8 7/8% Senior Subordinated Notes due July 2011 at an average discount of 50.0%. The redemptions resulted in an approximately $1.2 million gain on the retirement of debt, and an amount of $101.5 million remained outstanding as of March 31, 2009. Under the terms of the Company’s Credit Agreement, the Company had approximately $49.3 million in capacity available for repurchase of the 8 7/8% Senior Subordinated Notes due July 2011 as of March 31, 2009.

In March 2008, the Company’s board of directors authorized a repurchase of shares of the Company’s Class A and Class D common stock through December 31, 2009, in an amount of up to $150.0 million, the maximum amount allowable under the Credit Agreement. The amount and timing of such repurchases will be based on pricing, general economic and market conditions, and the restrictions contained in the agreements governing the Company’s credit facilities and subordinated debt and certain other factors. While $150.0 million is the maximum amount allowable under the Credit Agreement, in 2005, under a prior board authorization, the Company utilized approximately $78.0 million to repurchase common stock leaving capacity of $72.0 million under the Credit Agreement. During the period ended March 31, 2009, the Company repurchased 22,515 shares of Class A common stock at an average price of $0.57 and 14.4 million shares of Class D common stock at an average price of $0.47. There were no shares repurchased during the period ended March 31, 2008; however, for the year ended December 31, 2008, the Company repurchased 421,661 shares of Class A common stock at an average price of $1.32 and 20.0 million shares of Class D common stock at an average price of $0.58. As of March 31, 2009, the Company had approximately $53.1 million in capacity available under the 2008 stock repurchase program.

Supplemental Financial Information:

For comparative purposes, the following more detailed, unaudited and adjusted statements of operations for the three months ended March 31, 2009 and 2008 are included. These detailed, unaudited and adjusted statements of operations include certain reclassifications associated with accounting for discontinued operations.  These reclassifications had no effect on previously reported net income or loss, or any other previously reported statements of operations, balance sheet or cash flow amounts. In addition, an adjustment was made to equity in loss of affiliated company for the three months ended March 31, 2008 to correct for a change in TV One’s capital structure. Pursuant to SAB 99 and SAB 108, we increased the previously reported equity in loss of affiliated company for the three month period ended March 31, 2008 by $544,000.

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PAGE 7- RADIO ONE, INC. REPORTS FIRST QUARTER RESULTS

	Three Months Ended March 31, 2009
	(in thousands, unaudited)

	Consolidated	Radio One	Reach Media	Internet/ Publishing	Corporate/ Eliminations/ Other

STATEMENT OF OPERATIONS:

NET REVENUE	$60,671	$47,341	$10,493	$3,824	$(987)
OPERATING EXPENSES:
Programming and technical	20,586	13,511	4,862	3,178	(965)
Selling, general and administrative	23,574	19,547	958	3,559	(490)
Corporate selling, general and administrative	5,133	-	1,846	-	3,287
Stock-based compensation	483	126	-	-	357
Depreciation and amortization	5,255	2,389	981	1,593	292
Impairment of long-lived assets	48,953	48,953	-	-	-
Total operating expenses	103,984	84,526	8,647	8,330	2,481
Operating (loss) income	(43,313)	(37,185)	1,846	(4,506)	(3,468)
INTEREST INCOME	(18)	-	(11)	-	(7)
INTEREST EXPENSE	10,779	-	-	2	10,777
GAIN ON RETIREMENT OF DEBT	(1,221)	-	-	-	(1,221)
EQUITY IN INCOME OF AFFILIATED COMPANY	(1,150)	-	-	-	(1,150)
OTHER (INCOME) EXPENSE, net	(50)	(1)	-	(76)	27
(Loss) income before provision for income taxes, noncontrolling interest in income of subsidiaries and discontinued operations	(51,653)	(37,184)	1,857	(4,432)	(11,894)
PROVISION FOR INCOME TAXES	7,071	6,417	654	-	-
Net (loss) income from continuing operations	(58,724)	(43,601)	1,203	(4,432)	(11,894)
INCOME FROM DISCONTINUED OPERATIONS, net of tax	158	158	-	-	-
CONSOLIDATED NET (LOSS) INCOME	(58,566)	(43,443)	1,203	(4,432)	(11,894)
NONCONTROLLING INTEREST IN INCOME OF SUBSIDIARIES	871	-	-	-	871
NET (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(59,437)	$(43,443)	$1,203	$(4,432)	$(12,765)

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PAGE 8 - RADIO ONE, INC. REPORTS FIRST QUARTER RESULTS

	Three Months Ended March 31, 2008
	(in thousands, unaudited, as adjusted2)

	Consolidated	Radio One	Reach Media	Internet/ Publishing	Corporate/ Eliminations/ Other

STATEMENT OF OPERATIONS:

NET REVENUE	$72,498	$62,217	$10,466	$850	$(1,035)
OPERATING EXPENSES:
Programming and technical	19,032	13,698	5,031	1,247	(944)
Selling, general and administrative	24,477	22,377	854	1,994	(748)
Corporate selling, general and administrative	6,407	-	1,932	-	4,475
Stock-based compensation	328	167	-	38	123
Depreciation and amortization	3,664	2,235	997	26	406
Total operating expenses	53,908	38,477	8,814	3,305	3,312
Operating income (loss)	18,590	23,740	1,652	(2,455)	(4,347)
INTEREST INCOME	(201)	-	(41)	-	(160)
INTEREST EXPENSE	17,259	660	-	-	16,599
EQUITY IN LOSS OF AFFILIATED COMPANY[2]	2,829	-	-	-	2,829
OTHER EXPENSE (INCOME), net	11	-	-	13	(2)
(Loss) income before provision for income taxes, noncontrolling interest in income of subsidiaries and discontinued operations	(1,308)	23,080	1,693	(2,468)	(23,613)
PROVISION FOR INCOME TAXES	8,898	8,292	606	-	-
Net (loss) income from continuing operations	(10,206)	14,788	1,087	(2,468)	(23,613)
LOSS FROM DISCONTINUED OPERATIONS, net of tax	(7,821)	(7,821)	-	-	-
CONSOLIDATED NET (LOSS) INCOME	(18,027)	6,967	1,087	(2,468)	(23,613)
NONCONTROLLING INTEREST IN INCOME OF SUBSIDIARIES	823	-	-	-	823
NET (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(18,850)	$6,967	$1,087	$(2,468)	$(24,436)

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PAGE 9- RADIO ONE, INC. REPORTS FIRST QUARTER RESULTS

The Company announced during its 2008 fourth quarter conference call that it would move to an annual conference call schedule as opposed to a quarterly conference call schedule, effective for the fiscal year 2009.

Radio One, Inc. (www.radio-one.com) is one of the nation's largest radio broadcasting companies and the largest radio broadcasting company that primarily targets African-American and urban listeners. Radio One currently owns 53 broadcast stations located in 16 urban markets in the United States. Additionally, Radio One owns Giant Magazine (www.giantmag.com), and Community Connect Inc. (www.communityconnect.com), an online social networking company, which operates a number of branded websites, including BlackPlanet, MiGente, and Asian Avenue. The Company owns interests in TV One, LLC (www.tvoneonline.com), a cable/satellite network programming primarily to African-Americans and Reach Media, Inc. (www.blackamericaweb.com), owner of the Tom Joyner Morning Show and other businesses associated with Tom Joyner.

Notes:

1     “Station operating income” consists of net loss or income before depreciation and amortization, corporate expenses, stock-based compensation, equity in income or loss of affiliated company, provision for income taxes, noncontrolling interest in income of subsidiaries, interest expense, impairment of long-lived assets, other income or expense, gain on retirement of debt, and income or loss from discontinued operations, net of tax. Station operating income is not a measure of financial performance under generally accepted accounting principles. Nevertheless we believe station operating income is often a useful measure of a broadcasting company’s operating performance and is a significant basis used by our management to measure the operating performance of our stations within the various markets because station operating income provides helpful information about our results of operations apart from expenses associated with our physical plant, income taxes, investments, debt financings, gain on retirement of debt, corporate overhead, stock-based compensation, impairment of long-lived assets and income or losses from asset sales. Station operating income is frequently used as one of the bases for comparing businesses in our industry, although our measure of station operating income may not be comparable to similarly titled measures of other companies. Station operating income does not purport to represent operating income or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance. A reconciliation of operating income to station operating income has been provided in this release.

2     An adjustment was made to equity in loss of affiliated company for the three months ended March 31, 2008 to correct for a change in TV One’s capital structure. Pursuant to SAB 99 and SAB 108, we increased the previously reported equity in loss of affiliated company for the three month period ended March 31, 2008 by $544,000.

3     For the three months ended March 31, 2009 and 2008, Radio One had 70,719,332 and 92,728,411 shares of common stock outstanding on a weighted average basis, both basic and fully diluted for outstanding stock options, respectively.

4     “Adjusted EBITDA” consists of net loss or income plus (1) depreciation, amortization, provision for income taxes, interest expense, equity in income or loss of affiliated company, noncontrolling interest in income of subsidiaries, impairment of long-lived assets, stock-based compensation, other income or expense and income or loss from discontinued operations, net of tax, less (2) interest income and gain on retirement of debt. Net income before interest income, interest expense, provision for income taxes, depreciation and amortization is commonly referred to in our business as “EBITDA.” Adjusted EBITDA and EBITDA are not measures of financial performance under generally accepted accounting principles. We believe Adjusted EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business because Adjusted EBITDA excludes charges for depreciation, amortization and interest expense that have resulted from our acquisitions and debt financing, our taxes, impairment charges, as well as our equity in loss of our affiliated company, gain on retirement of debt and any discontinued operations. Accordingly, we believe that Adjusted EBITDA provides useful information about the operating performance of our business, apart from the expenses associated with our physical plant, capital structure or the results of our affiliated company. Adjusted EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Adjusted EBITDA and EBITDA do not purport to represent operating income or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as alternatives to those measurements as an indicator of our performance. A reconciliation of net income to EBITDA and Adjusted EBITDA has been provided in this release.